Exhibit 99.1

BrainStorm Announces Financial Results for the Third Quarter of 2014 and Provides Corporate Update

Conference call today at 8.30 AM EST

NEW YORK, PETACH TIKVAH (Israel) – November 13, 2014 - BrainStorm Cell Therapeutics Inc. (BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, today announced financial results for the three and nine months ending September 30, 2014.

Tony Fiorino, MD, PhD, Chief Executive Officer of BrainStorm, commented, “The third quarter was extremely productive from a clinical as well as operational perspective. We added a second site to our phase 2 ALS study and received FDA clearance for manufacturing at our third site, and enrollment has moved along as planned. Also in the quarter, the FDA granted Fast Track designation to NurOwn™ in ALS, which will allow us to work with the FDA toward approval of our therapy in the most expeditious manner possible. In Israel, we had the last follow-up visit for the last subject enrolled in our phase 2a ALS trial at Hadassah, and we are now analyzing the full data set. Finally, we have begun to design a multi-dose study of NurOwn™ that will allow us to gain very important safety and efficacy data for both multiple doses and for the use of frozen cells.” Dr. Fiorino continued, “On top of these important clinical developments, we had a successful uplisting to NASDAQ during the quarter, which we believe we will bring broadened awareness of BrainStorm’s progress and potential that will translate into improved liquidity and access to a broader investor base.”

Corporate Highlights

•	Continued to enroll patients in the ongoing, placebo-controlled phase 2 clinical trial investigating NurOwn™ in Amyotrophic Lateral Sclerosis (ALS).

o	Enrolled thirteen subjects to date, with enrollment expected to run through the third quarter of 2015.

o	Added a second clinical site, University of Massachusetts, Worcester. Both Massachusetts clinical sites are now running at full capacity.

o	Received FDA clearance for manufacturing at BrainStorm’s third site.

•	Completed the final follow-up visit with the last subject in the NurOwn™ phase 2a trial in Hadassah, Israel. Final results from this study are expected in the fourth quarter of 2014 upon completion of statistical analysis.

•	NurOwn™ granted Fast Track Designation by FDA for the treatment of ALS.

•	Strengthened intellectual property.

o	A European patent was granted to BrainStorm, covering a method of production of BrainStorm’s proprietary NurOwn technology for the treatment of central nervous system (CNS) diseases.

o	Received a Notice of Allowance on a U.S. patent covering the use of mesenchymal stem cells that secrete elevated levels of brain-derived neurotropic factor to treat CNS diseases.

•	BrainStorm common shares commenced trading on the NASDAQ Capital Market, under the symbol BCLI.

Financial Results for the Three and Nine Months Ended September 30, 2014

•	As of September 30, 2014, the Company had $10.6 million in cash, cash equivalents and short-term deposits, compared to $3.5 million at year-end 2013, an increase primarily attributable to the equity financing completed in June 2014, offset by cash used in operations.

•	Research and development expenses were $1.6 million in the third quarter 2014 and $3.1 million for the first nine months of 2014, compared with $0.8 million in the third quarter 2013 and $2.1 million for the first nine months of 2013. The increase is mainly due to the launch of the U.S. clinical trial, offset in part by decrease expenses in Israel and by an increase in support received under BrainStorm’s grant from the Office of the Chief Scientist.

•	General and administrative expenses were $0.9 million in the third quarter 2014 and $1.6 million for the first nine months of 2014, compared with $0.3 million in the third quarter 2013 and $1.6 million for the first nine months of 2013. The third quarter increase was driven by an increase in non-cash stock-based compensation of $410,000, fees associated with the uplisting to NASDAQ and increases in payroll.

•	Net loss in the third quarter 2014 was $2.4 million, or $0.16 per common share, as compared to a net loss of $1.1 million, or $0.10 per common share, in the third quarter of 2013. For the first nine months of 2014, net loss was $6.5 million, or $0.50 per common share, compared to a net loss of $3.7 million, or $0.36 per common share, for the same period in 2013.

•	The weighted average number of shares outstanding was 15.1 million in the third quarter of 2014, compared to 10.9 million in the third quarter of 2013, mainly reflecting the issuance of shares in BrainStorm’s June 2014 equity financing.

Conference Call & Webcast

The Company will host a conference call today, Thursday, November 13, 2014, at 8:30 a.m. EST/5:30 a.m. PST to discuss the third quarter financial results.

Call details:
Domestic:	888-438-5525
International:	719-457-2083
Conference ID:	5950362
Webcast:	http://public.viavid.com/index.php?id=111791

Replay – Available through November 27, 2014
Domestic:	877-870-5176
International:	858-384-5517
Conference ID:	5950362

About BrainStorm Cell Therapeutics, Inc.
BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement
Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”,  and similar terms and phrases are intended to identify these forward-looking statements.  The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.  These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements.  The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Tables Follow

BrainStorm Cell Therapeutics, Inc. Statements of Operations (unaudited)

(in thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$8,969	$3,503
Short-term deposit	1,600	-
Account receivable and prepaid expenses	538	943
Total current assets	$11,107	$4,446
Prepaid expenses	$21	$22
Property and Equipment, Net	272	258
Total assets	$11,400	$4,726

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Trade payables	$1,304	$228
Accrued expenses	816	877
Other accounts payable	275	227
Total current liabilities	$2,395	$1,332
Warrants issued to investors	$104	$655
Total liabilities	$2,499	$1,987

Stockholders' Equity:
Stock capital:	$10	$8
Common stock of $0.00005 par value - Authorized: 800,000,000 shares in 2014 and 2013; Issued and outstanding: 15,228,164 and 11,750,881 shares at 9/30/2014 and 12/31/2013 respectively.
Additional paid-in-capital	67,814	55,138
Accumulated deficit	(58,923)	(52,407)
Total stockholders' equity	8,901	2,739

Total liabilities and stockholders' equity	$11,400	$4,726

BrainStorm Cell Therapeutics, Inc. Balance Sheet (unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Operating costs and expenses:
Research and development, net	$1,572	$804	$3,129	$2,068
General and administrative	856	272	1,624	1,574
Total operating costs and expenses	2,428	1,076	4,753	3,642
Financial expenses (income) , net	(9)	5	1,761	21
Operating loss	(2,419)	(1,081)	(6,514)	(3,663)
Taxes on income	2	1	2	19
Net loss	$(2,421)	$(1,082)	$(6,516)	$(3,682)

Basic and diluted net loss per share	$(0.16)	$(0.10)	$(0.50)	$(0.36)

Weighted average basic and diluted number of shares outstanding	15,158,411	10,948,208	13,122,133	10,139,618

CONTACT:

Media:
BrainStorm Cell Therapeutics Inc. (BCLI)

Tony Fiorino, MD, PhD

Chief Executive Officer

Phone: 646-666-3188
info@brainstorm-cell.com

Investors:

LifeSci Advisors, LLC

Michael Rice

Phone: 646-597-6979

mrice@lifesciadvisors.com